Exhibit 99.1

Aradigm Announces Third Quarter 2014 Financial Results

Hayward, CA – November 7, 2014 – Aradigm Corporation (Nasdaq: ARDM) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2014.

Total revenue was approximately $6.6 million for the third quarter of 2014 compared with revenue of approximately $4.6 million for the third quarter of 2013. Revenue for both periods consisted primarily of revenue from the Grifols collaboration arrangement as the Company is being reimbursed for Pulmaquin® inhaled ciprofloxacin project-related costs.

The Company’s net loss for the third quarter of 2014 was approximately $0.9 million, or $0.06 per share, compared with a net loss of approximately $14.9 million, or $1.59 per share, for the third quarter of 2013. The net loss in 2013 resulted primarily from the one-time, non-cash collaboration arrangement acquisition cost associated with the Grifols collaboration agreement. Total operating expenses for the third quarter of 2014 were approximately $7.5 million, compared with total operating expenses of approximately $19.0 million for the third quarter of 2013. In the third quarter of 2013, the Company recorded $15.9 million as a one-time, non-cash collaboration arrangement acquisition cost resulting from the Grifols collaboration agreement. The increase in other operating expenses was primarily due to higher R&D expenses from the Pulmaquin Phase III clinical trials which resulted in higher clinical trial expenses compared to the prior year period.

As of September 30, 2014, cash and cash equivalents totaled approximately $48.5 million.

“We are very pleased that, as a result of the FDA’s initiatives to accelerate the development of qualified anti-infective drugs, in the third quarter of 2014 we were granted Fast Track Designation to develop our investigational drug, Pulmaquin, for patients in need. Despite enormous progress in medicine, severe infections are a growing problem in our society. This is exemplified by the unmet medical need for effective therapies in non-cystic fibrosis bronchiectasis patients with chronic infections with Pseudomonas aeruginosa. This orphan condition is associated with frequent pulmonary exacerbations, poor quality of life and reduced life expectancy,” said Dr. Juergen Froehlich, Chief Medical Officer of Aradigm.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates under development for the treatment of non-cystic fibrosis bronchiectasis (non-CF BE), cystic fibrosis and prevention of respiratory and other diseases in tobacco smokers through smoking cessation. Aradigm is also developing Pulmaquin and a liposomal ciprofloxacin formulation as potential medications for patients with chronic lung infections with non-tuberculous mycobacteria (NTM), and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin as well as for ciprofloxacin for inhalation for non-CF BE in the U.S. In addition, the U.S. Food and Drug Administration (FDA) has designated Pulmaquin as a Qualified Infectious Disease Product (QIDP). The QIDP designation is granted for treatment of non-CF BE patients with chronic lung infections with Pseudomonas aeruginosa. The QIDP designation made Pulmaquin eligible for Fast Track designation which was granted by the FDA in September 2014.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the ORBIT-3 and ORBIT-4 clinical trials, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
Contract revenue – related party	$6,573	$4,301	$24,988	$4,301
Grant revenue	44	—	305	—
Royalty revenue	—	251	200	778

Total revenue	6,617	4,552	25,493	5,079

Operating expenses:
Research and development	6,047	1,593	23,499	5,000
General and administrative	1,443	1,463	5,025	3,801
Collaboration arrangement acquisition cost	—	15,943	—	15,943
Restructuring and asset impairment	4	7	15	21

Total operating expenses	7,494	19,006	28,539	24,765

Loss from operations	(877)	(14,454)	(3,046)	(19,686)

Interest income	5	1	8	4
Interest expense	—	(421)	(288)	(1,222)
Other income (expense), net	(42)	—	(55)	(5)
Gain on assignment of royalty interests	—	—	5,823	—
Gain from extinguishment of debt	—	—	3,041	—

Net income (loss)	$(914)	$(14,874)	$5,483	$(20,909)

Change in unrealized gains (losses) on available-for-sale securities	—	—	—	—
Comprehensive income (loss)	$(914)	$(14,874)	$5,483	$(20,909)

Basic and diluted net income (loss) per common share	$(0.06)	$(1.59)	$0.37	$(2.87)

Shares used in computing basic net income (loss) per common share	14,706	9,353	14,691	7,298

Shares used in computing diluted net income (loss) per common share	14,706	9,353	14,722	7,298

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2014 (Unaudited)	December 31, 2013 *
ASSETS
Current assets:
Cash and cash equivalents	$48,492	$48,131
Restricted cash	250	—
Receivables	91	92
Prepaid and other current assets	972	1,448

Total current assets	49,805	49,671
Property and equipment, net	582	400
Other assets	2,966	353

Total assets	$53,353	$50,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,432	$619
Accrued clinical and cost of other studies	1,669	1,831
Accrued compensation	833	198
Deferred revenue	1,172	4,379
Facility lease exit obligation	187	168
Other accrued liabilities	247	82

Total current liabilities	5,540	7,277
Deferred rent	108	132
Facility lease exit obligation, non-current	153	297
Deferred revenue, long term	7,839	—
Note payable, net of discount and accrued interest	—	9,035
Shareholders’ equity	39,713	33,683

Total liabilities and shareholders’ equity	$53,353	$50,424

*	The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date.

#        #        #